                                    Exhibit 5

                                CRAIG E. GOSSELIN
                                 Attorney-at-Law
                             15700 Shoemaker Avenue
                           Santa Fe Springs, CA 90670



September 2, 1999

Vans, Inc.
15700 Shoemaker Avenue
Santa Fe Springs, CA  90670

        Re:    REGISTRATION STATEMENT ON FORM S-3

Gentlemen:

        I have acted as counsel to Vans, Inc., a Delaware corporation (the "Company"), with respect to the registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission for the purpose of registering for sale under the Securities Act of 1933, as amended, 236,066 shares of Common Stock, par value $.001 per share ("Common Shares"), of the Company issued to certain individuals.

        Based on my review of the Restated Certificate of Incorporation of the Company, the Restated By-Laws of the Company, as amended, the Minutes of meetings of the Board of Directors and of the stockholders of the Company and written consents in lieu of such meetings, the stock ledger of the Company, and such other documents and records as I have deemed necessary and appropriate, I am of the opinion that the Common Shares are validly issued, fully paid and nonassessable.

        I consent to the filing of this opinion as an exhibit to the Registration Statement.



                                            Very Truly Yours,



                                            Craig E. Gosselin


                                      E-2